Exhibit 99.1
CONSOL Energy Announces Results for the Third Quarter 2023

CANONSBURG, PA (October 31, 2023) - Today, CONSOL Energy Inc. (NYSE: CEIX) reported financial and operating results for the period ended September 30, 2023.
Third Quarter 2023 Highlights Include:

•GAAP net income of $100.7 million and GAAP dilutive earnings per share of $3.11;
•Adjusted EBITDA1 of $185.5 million;
•Total revenue and other income of $569.9 million;
•Net cash provided by operating activities of $162.7 million;
•Free cash flow1 of $120.4 million;
•77% of 3Q23 free cash flow1 returned to shareholders via stock repurchases;
•Repurchased 4.1 million shares of CEIX common stock at a weighted average price of $68.97 per share year-to-date through October 31, 2023;
•Debt repayments of $29.9 million, including $24.1 million to fully retire Second Lien Notes;
•71% of year-to-date total recurring revenues and other income1 derived from export sales and 61% derived from non-power generation sales;
•Pennsylvania Mining Complex (PAMC) is near-fully contracted for 4Q23 and improved its contracted position to 21.5 million tons in 2024 and 10.8 million tons in 2025; and
•Itmann production volume improved 30% compared to 2Q23.

Management Comments

“During the third quarter of 2023, we generated $120 million in free cash flow1, which was deployed toward further strengthening our balance sheet and retiring 1 million shares of our outstanding common stock in the open market,” said Jimmy Brock, Chief Executive Officer of CONSOL Energy Inc. “On a year-to-date basis, we’ve generated $639 million in net cash provided by operating activities and more than $500 million in free cash flow1, which was used to fully retire the remaining balances of our Term Loan B and Second Lien Notes, as well as to repurchase 4.1 million shares of our outstanding common stock. Our ongoing pivot into the export markets continued during the quarter, as the majority of our revenue was generated from sales into the seaborne markets and non-power generation industries. From an operational standpoint, in just nine months, our CONSOL Marine Terminal has achieved a year-to-date throughput level of 14.2 million tons. We also advanced our contracting progress during the quarter and have improved our 2024 and 2025 sales books to 21.5 million tons and 10.8 million tons, respectively.”

“On the safety front, our Bailey Preparation Plant, Itmann Preparation Plant and CONSOL Marine Terminal each had ZERO employee recordable incidents year-to-date through the third quarter of 2023. Our year-to-date total recordable incident rate across our coal mining segment was approximately 40% below the national average for underground bituminous coal mines.”

Pennsylvania Mining Complex Review and Outlook

PAMC Sales and Marketing
CEIX sold 6.1 million tons of PAMC coal during the third quarter of 2023, generating realized coal revenue1 of $431.1 million for the PAMC segment and an average realized coal revenue per ton sold1 of $70.34. This compares to 5.3 million tons sold, generating realized coal revenue1 of $384.3 million and an average realized coal revenue per ton sold1 of $72.83 in the year-ago period. The improvement in realized coal revenue1 was mainly driven by the increased sales tonnage during the quarter due to the availability of the fifth longwall this year, which provided increased productive capacity and additional flexibility, compared to the prior year period. Additionally, we negotiated partial buyouts of some coal volumes from customer coal contracts in exchange for payment of certain fees to us during the third quarter of 2023, which contributed $16.4 million to our miscellaneous other income versus being recognized as coal revenue had our customers not bought out these partial coal volumes.

On the marketing front, coal demand remained somewhat muted for the power generation markets during the third quarter but began to improve overall after a very weak second quarter. Domestically, Henry Hub natural gas spot prices and PJM West day-ahead power prices improved 20% and 13%, respectively, in the third quarter compared to 2Q23. Internationally, API2 spot prices averaged $118/metric ton during 3Q23, a 5% decline versus the second quarter of 2023. However, we continued to leverage the strong quality characteristics of our PAMC product and focused our sales efforts on stronger export market opportunities, particularly in the industrial and crossover metallurgical markets. Export sales in aggregate accounted for 60% of our total coal revenue during 3Q23 with 38% of total coal revenue coming from the export industrial market and 14% from export metallurgical sales. On a year-to-date basis, 71% of our total recurring revenues and other income1 have been derived from sales into the export markets.

Furthermore, during 3Q23, we strengthened our forward contract book at the PAMC and secured an additional 5.4 million tons for delivery through 2025. We are near-fully contracted for the remainder of 2023 and have 21.5 million tons contracted for 2024 and 10.8 million tons contracted for 2025.

Operations Summary
During the third quarter of 2023, we produced 6.1 million tons at the Pennsylvania Mining Complex, compared to 5.3 million tons in the year-ago period where we had only four longwalls operating versus all five currently in operation.

CEIX's total revenue and other income during the third quarter of 2023 was $569.9 million, compared to $561.6 million in the third quarter of 2022, while CEIX's operating and other costs during the third quarter of 2023 were $276.3 million, compared to $229.7 million in the year-ago quarter. Total coal revenue for the PAMC segment during the third quarter of 2023 was $431.1 million, compared to $465.6 million in the year-ago quarter. After adjusting for the effect of settlements of commodity derivatives, PAMC total realized coal revenue1 in 3Q23 was $431.1 million, compared to $384.3 million in 3Q22. Average cash cost of coal sold per ton1 at the PAMC for the third quarter of 2023 was $38.36, compared to $39.77 in the year-ago quarter. The decrease was due to improved operational performance compared to the prior-year period.

		Three Months Ended
		September 30, 2023	September 30, 2022
Total Coal Revenue (PAMC Segment)	thousands	$431,090	$465,643
Settlements of Commodity Derivatives	thousands	$—	$(81,311)
Realized Coal Revenue[1]	thousands	$431,090	$384,332
Operating and Other Costs	thousands	$276,323	$229,669
Total Cash Cost of Coal Sold[1]	thousands	$234,944	$209,988
Coal Production	million tons	6.1	5.3
Coal Sales	million tons	6.1	5.3
Average Realized Coal Revenue per Ton Sold[1]	per ton	$70.34	$72.83
Average Cash Cost of Coal Sold per Ton[1]	per ton	$38.36	$39.77
Average Cash Margin per Ton Sold[1]	per ton	$31.98	$33.06

CONSOL Marine Terminal Review

For the third quarter of 2023, throughput volume at the CMT was 4.3 million tons, compared to 2.7 million tons in the year-ago period. Terminal revenues and CMT total costs and expenses were $22.7 million and $11.7 million, respectively, compared to $14.8 million and $10.2 million, respectively, during the year-ago period. The Terminal is set to achieve a new annual throughput tonnage record this year; on a year-to-date basis, it has achieved a throughput volume of 14.2 million tons compared to 10.1 million tons during the same period last year. CMT operating cash costs1 were $7.5 million in 3Q23, compared to $6.7 million in the prior-year period. CONSOL Marine Terminal net income and CONSOL Marine Terminal Adjusted EBITDA1 were $12.1 million and $14.9 million, respectively, in the third quarter of 2023 compared to $5.6 million and $8.3 million, respectively, in the year-ago period. The improved financial performance was directly related to the significant increase in throughput volume compared to the prior-year quarter.

Itmann Update

The Itmann Mining Complex showed improved performance on a sequential basis during the third quarter of 2023, producing 91 thousand tons of coal, compared to 70 thousand tons in 2Q23. Additionally in the third quarter, the Complex sold 123 thousand tons of Itmann and third-party coal, and year-to-date, the Complex produced 225 thousand tons of coal and sold 357 thousand tons of Itmann and third-party coal in aggregate. During the third quarter, all three of the super sections were mining additional height for mains development and long term viability of the coal mine. This requires cutting some rock, which slows the mining rates to some extent. Although all three continuous miner super sections are installed underground, we are currently operating two of the three as true super sections as we continue to work toward fully staffing the mine. Once the mains development is complete, we will be able to operate the three super sections in specific blocks of the coal reserves at more efficient mining heights, which should improve our production rates and deliver reduced cost.

Shareholder Returns Update

With the free cash flow1 generated during the third quarter of 2023, CEIX repurchased 833 thousand shares of its common stock during the quarter in the open market for $78.0 million at a weighted average price of $93.55 per share. Additionally, through a 10b5-1 plan in place for the month of October, CEIX repurchased an additional 143 thousand shares of its common stock for $15.0 million at a weighted average price of $104.94 per share. Therefore, with the free cash flow1 generated during the third quarter of 2023, CEIX repurchased 976 thousand shares of its common stock for $93.0 million at a weighted average price of $95.22 per share. As a result, CEIX allocated approximately 77% of its quarterly free cash flow1 toward share repurchases. On a year-to-date basis through October, CEIX has repurchased 4.1 million shares of its common stock for $68.97 or nearly 12% of its public float as of year-end 2022. Consistent with the Company's previously announced plan to return value to CEIX shareholders through repurchases of CEIX common stock rather than dividends, the Company is not declaring a quarterly dividend at this time.

Debt Repurchases Update

During the third quarter of 2023, we made repayments of $24.1 million and $5.8 million on our Second Lien Notes and equipment-financed and other debt, respectively. This brings our total debt repayments and repurchases in the quarter and year-to-date to $29.9 million and $182.9 million, respectively (excluding the premium paid on the Second Lien Notes). Our 3Q23 repayments fully retired our Second Lien Notes. As of September 30, 2023, CEIX had a net cash position, including short-term investments, of $50.1 million.

2023 Guidance and Outlook

Based on our current contracted position, estimated prices and production plans, we are providing the following financial and operating performance guidance for full fiscal year 2023:

•2023 targeted PAMC coal sales volume of 25.5-26.5 million tons
•PAMC average realized coal revenue per ton sold2 expectation of $76.00-$80.00
•PAMC average cash cost of coal sold per ton2 expectation of $34.00-$36.00
•Itmann Mining Complex production volume of 300-400 thousand tons
•Capital expenditures: $160-$175 million

Third Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the third quarter 2023 financial and operational results, is scheduled for October 31, 2023 at 10:00 AM eastern time. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free) 1-877-226-2859
Participant international dial in 1-412-542-4134
Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC) reporting our results for the period ended September 30, 2023 on October 31, 2023. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:
1 "Adjusted EBITDA", "Free Cash Flow", "CONSOL Marine Terminal Adjusted EBITDA", "CMT Operating Cash Costs", “Realized Coal Revenue”, "Total Recurring Revenues and Other Income" and "Total Cash Cost of Coal Sold" are non-GAAP financial measures and “Average Realized Coal Revenue per Ton Sold”, "Average Cash Cost of Coal Sold per Ton" and "Average Cash Margin per Ton Sold" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures".

2 CEIX is unable to provide a reconciliation of Average Realized Coal Revenue per Ton Sold and Average Cash Cost of Coal Sold per Ton guidance, operating ratios derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal coal and metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin. CONSOL’s flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey Mine, Enlow Fork Mine, and Harvey Mine. CONSOL recently developed the Itmann Mine in the Central Appalachian Basin, which has the capacity to produce roughly 900 thousand tons per annum of premium, low-vol metallurgical coking coal. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 20 million tons per year. In addition to the ~622 million reserve tons associated with the Pennsylvania Mining Complex and the ~29 million reserve tons associated with the Itmann Mining Complex, the company controls approximately 1.4 billion tons of greenfield thermal and metallurgical coal reserves and resources located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:
Investor:
Nathan Tucker, (724) 416-8336
nathantucker@consolenergy.com
Media:
Erica Fisher, (724) 416-8292
ericafisher@consolenergy.com

Condensed Consolidated Statements of Cash Flows
The following table presents the condensed consolidated statements of cash flows for the three and nine months ended September 30, 2023 and 2022 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Income	$100,725	$152,121	$498,825	$273,962
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	58,792	54,773	182,871	168,607
Other Non-Cash Adjustments to Net Income	703	(80,944)	5,230	54,090
Changes in Working Capital	2,514	27,178	(48,108)	3,027
Net Cash Provided by Operating Activities	162,734	153,128	638,818	499,686
Cash Flows from Investing Activities:
Capital Expenditures	(41,667)	(58,395)	(117,749)	(134,456)
Proceeds from Sales of Assets	1	12,356	6,240	19,774
Other Investing Activity	19,855	(150)	(84,214)	(1,633)
Net Cash Used in Investing Activities	(21,811)	(46,189)	(195,723)	(116,315)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(30,610)	(56,320)	(185,641)	(212,105)
Repurchases of Common Stock	(136,863)	—	(277,382)	—
Dividends	—	(34,871)	(75,474)	(34,871)
Other Financing Activities	(126)	(7,759)	(15,556)	(13,953)
Net Cash Used in Financing Activities	(167,599)	(98,950)	(554,053)	(260,929)
Net (Decrease) Increase in Cash and Cash Equivalents and Restricted Cash	(26,676)	7,989	(110,958)	122,442
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	242,670	312,659	326,952	198,206
Cash and Cash Equivalents and Restricted Cash at End of Period	$215,994	$320,648	$215,994	$320,648
Reconciliation of Non-GAAP Financial Measures
We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis by segment, and our average cash cost of coal sold per ton on a per-ton basis. Cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Cost of coal sold excludes any indirect costs and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. We define average cash cost of coal sold per ton as cash cost of coal sold divided by tons sold. The GAAP measure most directly comparable to cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton is operating and other costs.

The following table presents a reconciliation for the PAMC segment of cash cost of coal sold, cost of coal sold and average cash cost of coal sold per ton to operating and other costs, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended September 30,
	2023	2022
Operating and Other Costs	$276,323	$229,669
Less: Other Costs (Non-Production and non-PAMC)	(41,379)	(19,681)
Cash Cost of Coal Sold	$234,944	$209,988
Add: Depreciation, Depletion and Amortization (PAMC Production)	47,210	45,272
Cost of Coal Sold	$282,154	$255,260
Total Tons Sold (in millions)	6.1	5.3
Average Cost of Coal Sold per Ton	$46.04	$48.37
Less: Depreciation, Depletion and Amortization Costs per Ton Sold	7.68	8.60
Average Cash Cost of Coal Sold per Ton	$38.36	$39.77
We evaluate our average realized coal revenue per ton sold and average cash margin per ton sold on a per-ton basis. We define realized coal revenue as total coal revenue, net of settlements of commodity derivatives. We define average realized coal revenue per ton sold as total coal revenue, net of settlements of commodity derivatives divided by tons sold. We define average cash margin per ton sold as average realized coal revenue per ton sold, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to realized coal revenue, average realized coal revenue per ton sold and average cash margin per ton sold is total coal revenue.
The following table presents a reconciliation for the PAMC segment of realized coal revenue, average realized coal revenue per ton sold and average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended September 30,
	2023	2022
Total Coal Revenue (PAMC Segment)	$431,090	$465,643
Less: Settlements of Commodity Derivatives	—	(81,311)
Realized Coal Revenue	$431,090	$384,332
Operating and Other Costs	276,323	229,669
Less: Other Costs (Non-Production and non-PAMC)	(41,379)	(19,681)
Cash Cost of Coal Sold	$234,944	$209,988
Total Tons Sold (in millions)	6.1	5.3
Average Realized Coal Revenue per Ton Sold	$70.34	$72.83
Less: Average Cash Cost of Coal Sold per Ton	38.36	39.77
Average Cash Margin per Ton Sold	$31.98	$33.06

We define CMT operating costs as operating and other costs related to throughput tons. CMT operating costs exclude any indirect costs and other costs not directly attributable to throughput tons. CMT operating cash costs include CMT operating costs, less depreciation, depletion and amortization costs on throughput assets. The GAAP measure most directly comparable to CMT operating costs and CMT operating cash costs is operating and other costs.

The following table presents a reconciliation of CMT operating costs and CMT operating cash costs to operating and other costs, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended September 30,
	2023	2022
Operating and Other Costs	$276,323	$229,669
Less: Other Costs (Non-Throughput)	(267,775)	(221,917)
CMT Operating Costs	$8,548	$7,752
Less: Depreciation, Depletion and Amortization (Throughput)	(1,070)	(1,024)
CMT Operating Cash Costs	$7,478	$6,728
We define adjusted EBITDA as (i) net income (loss) plus income taxes, interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as stock-based compensation, loss on debt extinguishment and fair value adjustments of commodity derivative instruments. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).
The following tables present a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended September 30, 2023
	PAMC	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$132,442	$12,098	$(43,815)	$100,725

Add: Income Tax Expense	—	—	21,032	21,032
Add: Interest Expense	—	1,524	5,121	6,645
Less: Interest Income	(723)	—	(3,301)	(4,024)
Earnings (Loss) Before Interest & Taxes (EBIT)	131,719	13,622	(20,963)	124,378

Add: Depreciation, Depletion & Amortization	50,663	1,181	6,948	58,792

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$182,382	$14,803	$(14,015)	$183,170

Adjustments:
Add: Stock-Based Compensation	$1,408	$50	$218	$1,676
Add: Loss on Debt Extinguishment	—	—	662	662
Total Pre-tax Adjustments	1,408	50	880	2,338

Adjusted EBITDA	$183,790	$14,853	$(13,135)	$185,508

	Three Months Ended September 30, 2022
	PAMC	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$210,855	$5,602	$(64,336)	$152,121

Add: Income Tax Expense	—	—	39,414	39,414
Add: Interest Expense	—	1,528	10,434	11,962
Less: Interest Income	(437)	—	(1,104)	(1,541)
Earnings (Loss) Before Interest & Taxes (EBIT)	210,418	7,130	(15,592)	201,956

Add: Depreciation, Depletion & Amortization	49,316	1,149	4,308	54,773

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$259,734	$8,279	$(11,284)	$256,729

Adjustments:
Add: Stock-Based Compensation	$1,028	$49	$147	$1,224
Add: Loss on Debt Extinguishment	—	—	674	674
Add: Equity Affiliate Adjustments	—	—	3,500	3,500
Less: Fair Value Adjustment of Commodity Derivative Instruments	(81,246)	—	—	(81,246)
Total Pre-tax Adjustments	(80,218)	49	4,321	(75,848)

Adjusted EBITDA	$179,516	$8,328	$(6,963)	$180,881

We define total recurring revenues and other income as total revenue and other income, less fair value adjustments of commodity derivatives and gains/losses on sales of assets. The GAAP measure most directly comparable to total recurring revenues and other income is total revenue and other income. The following table presents a reconciliation of total recurring revenues and other income to total revenue and other income, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Total Revenue and Other Income	$569,864	$561,638	$1,919,438	$1,464,786
Less: Fair Value Adjustments of Commodity Derivatives	—	(81,246)	—	15,085
Less: Gain on Sale of Assets	(1,346)	(26,548)	(7,082)	(33,094)
Total Recurring Revenues and Other Income	$568,518	$453,844	$1,912,356	$1,446,777

Free cash flow is a non-GAAP financial measure, defined as net cash provided by operating activities plus proceeds from sales of assets less capital expenditures and investments in mining-related activities. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of free cash flow to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net Cash Provided by Operations	$162,734	$153,128	$638,818	$499,686

Capital Expenditures	(41,667)	(58,395)	(117,749)	(134,456)
Proceeds from Sales of Assets	1	12,356	6,240	19,774
Investments in Mining-Related Activities	(635)	—	(5,366)	—
Free Cash Flow	$120,433	$107,089	$521,943	$385,004

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “target,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe our expectations with respect to the Itmann Mine or any other strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc.